Exhibit 10.3
Amended and Restated License Agreement
This Amended and Restated License Agreement (the “Agreement”) is made and entered into this 31ST day of August, 2006 by and between Synthesis Energy Systems, Inc., a Delaware corporation having its principal place of business at 6330 West Loop South, Suite 300, Houston, Texas 77401 and a representative office at 680 Zhao Jia Bang Road, Unit 916 Jin Zhong Building, Shanghai, 200031 P.R. China (hereinafter referred to as “SES”) and Gas Technology Institute, an Illinois non-profit corporation having its principal place of business at 1700 South Mount Prospect Road, Des Plaines, Illinois 60018 (hereinafter referred to as “GTI”).
WITNESSETH
WHEREAS, GTI and Synthesis Energy Systems, LLC. (the predecessor to Synthesis Energy Systems, Inc) entered into a LICENSE AGREEMENT dated January 22, 2004, as amended; and
WHEREAS, GTI and Synthesis Energy Systems, Inc. wish to replace and supersede the LICENSE AGREEMENT dated January 22, 2004, and its amendments, in its entirety with this Amended and Restated License Agreement.
NOW THEREFORE, in consideration of the promises and mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties do hereby agree as follows:
ARTICLE 1. DEFINITIONS
1.1 “U-GAS” shall mean a process involving conversion of Coal or a Coal and Biomass Mixture to fuel gas by reaction of Coal or a Coal and Biomass Mixture with air with the addition of steam, carbon dioxide or other diluent gases in a fluidized bed reactor system with a sloping grid and central nozzle in which high carbon conversion is obtained by utilizing techniques with or without ash agglomeration with control of ash sintering and the withdrawal of high ash material or agglomerates, wherein crushed Coal or a Coal and Biomass Mixture is fed directly into the fluidized bed with recycle of Coal dust or char fines entrained in effluent gas back into the fluidized bed.
1.2 “Effective Date” of this Agreement is defined as the date first written hereinabove.
1.3 “Know-How” shall mean all technical information, including trade secrets, pertaining to GTI’s proprietary U-GAS system including, but not limited to, theses, designs, drawings, blueprints, specifications, test data, charts, fabrication techniques,
Confidential
August 16, 2006

materials of construction, and formulations, graphs, operating and test procedures, shop practices and instruction manuals.
1.4 “Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control, with a party.
1.5 “Coal” shall mean anthracite, bituminous, sub-bituminous, lignite, cannel, waste from coal cleaning/preparation facilities (including but not limited to middlings, coarse refuse, gob, culm and gangue). Additionally, for the purposes of this license agreement, the term Coal would additionally include oil shale, petroleum coke and other non-biomass solid and heavy liquid hydrogen-carbon materials.
1.6 “Improvements” shall mean any improvements, modifications, further inventions and designs that SES or its Affiliate may discover, make or develop at any time during the term of this Agreement with respect to the Licensed Process, and the methods and apparatus used in the operation of the Licensed Process.
1.7 “Licensed Process” shall mean any Coal or Coal and Biomass Mixture gasification process that incorporates Know-How as defined hereinabove.
1.8 “Territory” shall mean the world.
1.9 “Biomass” shall mean organic material such as wood, municipal waste, manures, agricultural residue and crops that can be converted to energy.
1.10 “Coal and Biomass Mixture” shall mean a feed stock for the gasifier that consists of no less than sixty percent (60%) Coal and no more than forty percent (40%) Biomass.
ARTICLE 2. LICENSE GRANT
2.1(a) GTI hereby grants to SES within the Territory, and SES hereby accepts, an irrevocable exclusive license to manufacture, make, use and sell U-GAS Coal gasification systems incorporating or using the Know-How of GTI. GTI also hereby grants to SES as its non-exclusive licensee within the Territory, and SES hereby accepts, an irrevocable non-exclusive license to manufacture, make, use and sell Coal and Biomass Mixture gasification systems incorporating or using the Know-How of GTI within the Territory. Affiliates of SES shall be permitted to access and use the Know-How provided such access and use is only for the business purposes of SES, is subject to written agreements of strict confidentiality and is in accordance with the terms of this Agreement. Subcontractors, including but not limited to third party manufacturers, of SES and its Affiliates shall be permitted to access and use the Know-How provided such
Confidential
August 16, 2006

access and use is only for the business purposes of SES, is subject to written agreements of strict confidentiality and is in accordance with the terms of this Agreement. SES shall not sell products that use the Know-How of GTI other than as part of a U-GAS system within the Territory.
2.2 Sublicense and Use Rights. SES shall have no right to grant sublicenses to the U-GAS system to other than customers of SES for whom SES has constructed a U-GAS system without GTI’s prior written approval, which may be withheld by GTI at its sole discretion for no reason.
2.3 As soon as practicable after the Effective Date and within sixty (60) days of the Effective Date, GTI shall deliver to SES copies of any data, documentation, and other written materials that GTI in good faith determines is necessary for and would enable SES to exploit its rights granted under Section 2.1 of this Agreement. Upon request by SES, during the sixty (60) day period, GTI shall explain such information and reasonably assist SES in its interpretation. Unless the parties otherwise mutually agree, such description, explanation and assistance during such sixty (60) day period shall be limited to eighty (80) hours in the aggregate by any employee of GTI. At the end of this period, the technology will have been successfully transferred from GTI to SES.
ARTICLE 3. CONFIDENTIAL DISCLOSURE AND NON-USE
3.1 SES and GTI acknowledge and agree that GTI owns and/or controls certain information and trade secrets relating to the Improvements and Know-How which is confidential and which affords GTI an advantage over its competitors which do not have such information. For purposes of this Agreement, information required to be maintained secret (hereinafter referred to as “CONFIDENTIAL INFORMATION”) is defined to be all information related to the Know-How and Improvements which is disclosed by GTI to SES pursuant to this Agreement, except that which:
(a)	was in the public domain prior to receipt under this Agreement or which thereafter becomes part of the public domain through no fault or breach of duty to maintain it confidential by SES; or

(b)	SES can show was in its possession at the time of receipt under this Agreement; or

(c)	SES receives from a third party which was not under an obligation of confidentiality or non-use to GTI, either directly or indirectly.
3.2 CONFIDENTIAL INFORMATION disclosed pursuant to this Agreement shall, where possible, be reduced to writing, pictorial form, or electronic recording and marked “Confidential” or “Proprietary” or with words of similar import. Neither party shall be
Confidential
August 16, 2006

deemed to have disclosed CONFIDENTIAL INFORMATION due to the fact that such CONFIDENTIAL INFORMATION can be discerned from a U-GAS system sold by such party, either through reverse engineering or observation or due to the nature of the product itself.
3.3 All CONFIDENTIAL INFORMATION disclosed pursuant to this Agreement by GTI shall remain the property of GTI and, except as otherwise licensed hereunder, no license or grant of rights in any of the CONFIDENTIAL INFORMATION covered hereunder is conveyed by GTI solely by its disclosure hereunder.
3.4 SES agrees that during the term of this Agreement and for a period of ten (10) years thereafter, the SES will hold secret and confidential, will not disclose in any manner to any person or concern, except to any of its or its Affiliates’ employees or contractors as are required to use such information, and only then under an obligation of secrecy binding upon such employees or contractors, and as otherwise permitted under the provisions of this Agreement, and will not use, except pursuant to this Agreement, any of the CONFIDENTIAL INFORMATION.
3.5 SES hereby agrees to indemnify and hold harmless GTI and its Affiliates against any liability or loss resulting from unauthorized disclosure or use of the CONFIDENTIAL INFORMATION by itself, its agents, or its Affiliates, to whom the CONFIDENTIAL INFORMATION is disclosed pursuant to this Agreement. No indemnity payments hereunder shall relieve the breaching party from liability under applicable patent, copyright or trade secret laws, nor shall such payments constitute a grant or continuation of a grant of any express or implied license or covenant not to sue under any patents, copyrights or trade secrets of the disclosing party.
3.6 In the event that CONFIDENTIAL INFORMATION of GTI shall be required by law to be made available to any government agency by SES, SES shall notify GTI in writing of the requirement of such disclosure at least thirty (30) days prior to such disclosure, unless disclosure in less than thirty (30) days is required, in which case SES shall immediately notify disclosing party of the requirement. A copy of the disclosed CONFIDENTIAL INFORMATION shall be sent to GTI coincidental with the transmission of the CONFIDENTIAL INFORMATION to the government.
3.7 Notwithstanding anything herein to the contrary, SES hereby provides GTI with the assurance that no CONFIDENTIAL INFORMATION disclosed to SES pursuant to this Agreement shall be re-exported or trans-shipped directly or indirectly to any destination requiring the approval of the United States Government for such export or shipment until a request to do so has been submitted to and approved by the United States Government.
Confidential
August 16, 2006

ARTICLE 4. CONSIDERATION
4.1 In consideration of the license grants from GTI to SES pursuant to this Agreement, SES (i) shall not offer for sale within the Territory any competing Coal or a Coal and Biomass Mixture gasification technology for the first ten (10) years of this Agreement.; (ii) shall pay to GTI a five hundred thousand dollar ($500,000.00US) fee no later than five (5) days after the Effective Date; and (iii) shall deliver to GTI one hundred ninety thousand five hundred shares (190,500) of SES restricted Common Stock no later than ten (10) days after the Effective Date.
4.2 Royalty. SES agrees to pay to GTI for each U-GAS unit licensed, designed, built and/or operated by or for SES an upfront royalty of * for each Thermal MegaWatt/hr (MWt) of dry syngas production of rated design capacity of the U-GAS system using Coal or a Coal and Biomass Mixture as the feed stock. The Royalty shall be paid in two equal installments: the first installment shall be paid upon the execution of the license and/or contract for the construction of the U-GAS system; and the last installment shall be paid upon the completion of the build of the U-GAS system. If the U-GAS system consists of more than one unit to be built over a period of years, then the second installment of the Royalty shall be paid proportionately at the completion of each unit. Payment shall be made to GTI no later than 30 days after the triggering event.
4.3. SES shall provide GTI with a copy of each contract entered into by SES for the licensing, design, construction or operation of a U-GAS system. SES shall report to GTI either in writing or by e-mail its progress in commercializing the U-GAS system at least every six months beginning with the EFFECTIVE DATE.
4.4 Failure of SES to complete any of the requirements of Section 4.1, 4.2 or 4.3 shall allow GTI to terminate this Agreement pursuant to the provisions of ARTICLE 10 hereof.
4.5 In order to maintain this Agreement, SES must meet the following milestones: SES shall (i) develop and commercialize U-GAS systems for sale in the Territory by having a contract for the sale of a U-GAS system signed with a customer no later than one (1) year after the Effective Date; (ii) fabricate and put into operation within the Territory by July 31, 2008 at least one (1) commercial U-GAS system; and (iii) fabricate and put into operation at least one (1) U-GAS system for each calendar year of this Agreement, beginning with the calendar year 2009. If SES fails to comply with any of the above milestones, then GTI may terminate this license grant as to any future U-GAS systems by giving SES a twelve (12) month notice of termination. If SES remedies such default and places into operation of all the required U-GAS systems needed to meet the milestones that have come to pass prior to the date of Agreement termination, then this Agreement shall continue in effect. If any milestone is not met because of an unexpected delay in receiving the proper permits for construction or operation of a system, notwithstanding SES’s diligence in pursuing such permits, an additional six (6) months shall be added to the respective milestone date.
Confidential
August 16, 2006

[*] This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.

ARTICLE 5. Improvements
5.1 SES hereby agrees to disclose to GTI upon conception SES’s Improvements, and shall fully disclose the nature and manner of applying and utilizing such Improvements. SES hereby grants to GTI a royalty-free non-exclusive irrevocable license, with the right to grant sublicenses, to make, have made, manufacture, have manufactured, use, market, import, offer for sale, and sell systems incorporating said Improvements, but excluding therefrom any market or product to which SES enjoys the exclusive rights granted by GTI, such as the U-GAS Coal gasification system.
ARTICLE 6. INDEMNIFICATION
6.1 SES agrees to hold harmless, defend and indemnify GTI and its Affiliates against all damage, expense and liability, including attorneys fees, resulting from injury to or death of any person or damage to any property by reason of SES’s use of the Know-How and relating to U-GAS systems. Notwithstanding, GTI reserves the right to be represented, at its own expense, by legal counsel of its choice, in any proceedings arising under this Article 6.1.
6.2 GTI shall promptly notify SES in writing of any claim asserted against GTI that SES has an obligation to indemnify and defend GTI against pursuant to this Agreement; provided, however, that a failure to so notify SES shall not relieve SES of its indemnity obligations unless SES can demonstrate that it was substantially prejudiced by GTI’s failure to notify. The SES shall not settle such claim or cause of action prior to obtaining the consent of GTI. In the event that there is an actual or potential conflict of interest between SES and GTI with respect to any such claim or cause of action, such that counsel selected by SES cannot represent both SES and GTI without waivers of such conflict, SES shall pay the reasonable costs and expenses of GTI’s separate legal representation, in addition to the cost of counsel selected by SES.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES.
7.1 GTI represents that at the time of execution hereof:
(a)	There are no agreements, assignments, encumbrances or licenses in existence that are inconsistent with the provisions of this Agreement;

(b)	GTI owns or has a right to license all right, title and interest in and to Know-How licensed to SES hereunder;
Confidential
August 16, 2006

(c)	The Know-How licensed to SES hereunder are not known to infringe upon or otherwise violate, nor to be inconsistent with, the rights of any other person or entity;

(d)	There are no disputes, conflicts, claims (actual or threatened), actions, litigation, arbitrations, suits, proceedings, judgments, or decrees existing, pending, threatened by or against, or affecting or relating to the Know-How licensed to SES hereunder (collectively, the “Claims”).
7.2 It is understood and agreed that there shall be no warranty by GTI, express or implied, as to the results to be obtained utilizing the CONFIDENTIAL INFORMATION and Know-How of GTI.
7.3 GTI states that:
(a)	GTI is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”) which permit limited resale of securities purchased in a private placement (a) by nonaffiliates of a company not less than two (2) years after such nonaffiliate has purchased and paid for the security to be sold, or (b) subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the securities, the availability of certain current public information about SES, the resale occurring not less than one (1) years after the securities to be sold have been purchased and paid for, the resale being effected through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and the number of securities sold during any three (3) month period not exceeding specified limitations. SES has no obligation to supply the information required for sales under Rule 144.

(b)	GTI is acquiring the Common Stock for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Common Stock have not been registered under the Act by reason of a specified exemption from the registration provisions of the Act, which requires, among other things, the bona fide nature of the GTI’s investment intent as expressed herein.

(c)	GTI is authorized and otherwise duly qualified to acquire and hold the Common Stock and has not been formed or reorganized for the specific purpose of acquiring the Common Stock.

(d)	GTI believes it is an “accredited investor” (as defined in Section 501 of Regulation D under the Securities Act of 1933), but if it is not an “accredited investor”, then it is by virtue of its business or financial experience or its relationship to SES or SES’s management, capable of evaluating the merits and risks of an investment in the Common Stock and the GTI is capable of protecting its own interest with respect to its investment in the Common Stock, and is financially capable of bearing the risk of that investment.
Confidential
August 16, 2006

7.4 Sole Licensee. GTI, for as long as this Agreement remains exclusive, hereby agrees that it shall not license the Know-How to anyone else to manufacture, make, use, or sell in the Territory U-GAS Coal gasification systems incorporating the Know-How.“
ARTICLE 8. CONFIDENTIAL INFORMATION ENFORCEMENT
8.1 Upon learning of the possible misuse or misappropriation of GTI’s trade secrets or CONFIDENTIAL INFORMATION by a third party, SES shall inform GTI of that fact, and shall supply GTI with any evidence available to it pertaining to the possible misuse or misappropriation. GTI shall have the sole right to determine whether or not and how to proceed to protect such trade secrets and CONFIDENTIAL INFORMATION. SES agrees to cooperate with GTI in any enforcement action and will join suit as a co-plaintiff at GTI’s request, if required for jurisdictional purposes. Any damage recovery shall be shared by the parties in proportion to their contribution to the legal expenses of any such lawsuit. GTI shall have the primary authority to settle any action or claim brought hereunder.
8.3 When SES mentions the U-GAS system that is the subject matter of this Agreement in writing in any press release or other promotional documentation, SES shall include the phrase “Licensed from Gas Technology Institute.” in said release or promotional documentation.
ARTICLE 9. NOTICES
9.1 All important notices to be given in connection with this Agreement or its performance shall be given to each head office in writing. Any urgent matters shall be informed by telex or telefax, however, important notices in such matter shall be confirmed in writing thereafter. Such notices shall be deemed to be duly given when they have reached the addressees. All correspondence and reports under this Agreement should be sent to the following addresses:
For SES:
Synthesis Energy Systems, Inc
6330 West Loop South, Suite 300
Houston, Texas 77401
Attn: _David Eichinger
For GTI:
Gas Technology Institute
1700 South Mount Prospect Road
Des Plaines, IL 60018-1804
Attn: Licensing Manager
Confidential
August 16, 2006

or such other address to which either party shall give due written notice from time to time.
ARTICLE 10. TERM AND TERMINATION
10.1 This Agreement shall continue in full force and effect for ten (10) years from the Effective Date of this Agreement, unless otherwise terminated earlier pursuant to Section 10.2 or 10.3 herein. Notwithstanding the above, the Term of this Agreement may be extended for an additional ten (10) years by SES giving GTI, no earlier than 180 days and no later than 90 days prior to the end of the original Term, written notice of its election to extend this Agreement under the same terms and conditions, provided that SES has satisfied and is in compliance with all of its duties and obligations under this Agreement, including, but not limited to, its obligations under Article 4 hereof. Prior to the end of the second ten (10) year term, SES may extend the Term of this Agreement for an additional ten (10) years by SES giving GTI, no earlier than 180 days and no later than 90 days prior to the end of the second ten (10) year Term, written notice of its election to extend this Agreement under the same terms and conditions, provided that SES has satisfied and is in compliance with all of its duties and obligations under this Agreement, including, but not limited to, its obligations under Article 4 hereof.
10.2 Subject to the terms of Section 4.5 hereof regarding SES’s obligations to meet certain milestones, in the event that either party shall default by failing or refusing to perform any of its obligations hereunder, the other party, may, without waiving other rights, provide the defaulting party with a written notice specifying the particulars of such default and stating the notifying party’s intent to terminate this Agreement on a date not less than ninety (90) days after such notice is sent unless such default shall be fully remedied by such date, and this Agreement shall terminate on such date.
10.3 This Agreement shall terminate immediately and automatically upon the act of SES admitting in writing its inability to pay its debts generally as they become due, filing a petition in bankruptcy or under any other insolvency act, making an assignment for the benefit of creditors, or upon a petition in bankruptcy, or for the appointment of a receiver being filed against it, failing to have the petition or appointment dismissed or vacated within sixty (60) days from the date thereof.
10.4 Termination of this Agreement shall not relieve the parties of their obligations under ARTICLE 3 and ARTICLE 5 of this Agreement, said obligations to continue for ten (10) years after the date of any such termination.
10.5 The waiver, express or implied, by either SES or GTI of any right hereunder or of any right to seek remedies arising from any failure to perform or breach hereof by SES or GTI, shall not constitute or be deemed a waiver of any other right hereunder, whether of a similar or dissimilar nature thereto.
Confidential
August 16, 2006

ARTICLE 11. GENERAL
11.1 Arbitration. All disputes, controversies or differences arising between SES and GTI out of, or in relation to, or in connection with, this Agreement or for the breach hereof, which SES and GTI are unable to resolve between themselves shall be settled finally and bindingly by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators in accordance with the Rules. All costs of the said arbitration shall be borne equally by SES and GTI. The language used in the arbitral proceedings shall be English. The arbitration shall be held in Chicago, Illinois, USA. The decision of the arbitrator shall be enforceable by and through any court that has jurisdiction over the subject matter hereof.
11.2 If any article, paragraph, section, term, condition or provision of this Agreement shall finally be adjudged to be unlawful or unenforceable for any reason, such article, paragraph, section, term, condition, or provision hereof shall be deemed to be severable here from and shall be deemed thereby to be stricken here from and this Agreement shall thereafter otherwise remain in full force and effect as amended by such adjudication.
11.3 This Agreement shall not be assignable by either party except that either party may assign all of its rights hereunder together with all of its obligations hereunder to an Affiliate, any third party with which it may merge or consolidate or to a purchaser of substantially all of the assets of such party. The parties shall notify each other hereunder immediately of any assignment made pursuant to this Article 11.3. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, assigns, successors, and legal representatives.
11.4 Time and diligence of the parties are of the essence to this Agreement, it being understood that in the event of any act of God, war, insurrection, strike or wildcat labor disturbance, or act or occurrence solely outside the direction or control of the parties, which occasions some delay, the time periods set forth hereunder shall be extended for the duration of such act or occurrence.
11.5 This Agreement, when executed by the parties hereto, together with its exhibits, shall constitute the entire Agreement between the parties with reference to the subject matter hereof and may only be amended in a writing signed by the parties. There are no other understandings, agreements or representations, express or implied, not specified herein.
11.6 Governing Law. The parties agree that, in the event of a dispute regarding this Agreement, this Agreement shall be governed in all respects by the laws of the State of Illinois, excluding its conflict of laws principles.
Confidential
August 16, 2006

11.7 Headings. The headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.
ARTICLE 12. EXPORT RESTRICTIONS, TAXES AND DUTIES.
12.1 SES acknowledges that the INDUSTRIAL PROPERTY RIGHTS referenced in this Agreement may be subject to export control under U.S. Export Administration Regulations. SES accepts and assumes all responsibility for compliance with United States and Territory export regulations with respect to their exportation. SES covenants and agrees to comply strictly with these regulations, to cooperate fully with GTI in any official or unofficial audit or inspection that relates to said regulations, and not to export, re-export, divert, transfer or disclose directly or indirectly, or permit the export of any item, component, or combination of the U-GAS system or Know-How to any country for which the United States Export Administration Act of 1979 and the regulations issued thereunder, or any other United States law or regulation, requires export or re-export authorization or approval under a validated export license. SES will bear the expense of its compliance with all applicable United States laws and regulations in this connection without reimbursement or offset.
12.2 SES acknowledges and agrees that GTI has no responsibility or liability for taxes or customs duties, harbor fees or storage or transportation charges, related in any way to the U-GAS system or Know-How licensed hereunder. SES agrees to assume all responsibility for their collection and/or payment including, without limitation, for value added taxes, sales taxes, use taxes, excise taxes, service taxes, customs duties, customs storage fees, or withholding taxes, if any, all without reimbursement by GTI.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Synthesis Energy Systems, Inc.		Gas Technology Institute

By:	/s/ David Eichinger	By:	/s/ Paul Chromek

Title: Chief Financial Officer		Title: General Counsel
Confidential
August 16, 2006